Exhibit 99.3

NOTICE TO BROKERS, DEALERS, COMMERCIAL BANKS,

TRUST COMPANIES AND OTHER NOMINEES

relating to

HAWK CORPORATION
Offer to Exchange $110,000,000
8 3/4% Senior Exchange Notes Due 2014
for all outstanding
8 3/4% Senior Notes Due 2014

Pursuant to the Prospectus dated [                                          ]

The Exchange Offer will expire at 5:00 p.m., New York City time, on [                              ], unless extended. Holders who wish to participate in the Exchange Offer must tender their 8 3/4% Senior Notes Due 2014 pursuant to the Exchange Offer on or prior to the expiration date. Tenders of Old Notes may be withdrawn at any time before the expiration date.

To: Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees:

      Enclosed for your consideration is a Prospectus dated [                              ], as may be amended, supplemented or modified from time to time, and accompanying Letter of Transmittal relating to the offer by Hawk Corporation to exchange $110,000,000 8 3/4% Senior Exchange Notes due 2014, or the New Notes, for all issued and outstanding 8 3/4% Senior Notes due 2014, or the Old Notes.

      We are requesting that you contact your clients for whom you hold Old Notes regarding the exchange offer. For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee, or who hold Old Notes registered in their own names, we are enclosing the following documents:

1. the Prospectus;

2. a Letter of Transmittal relating to the Old Notes for your use and for the information of your clients;

3. a Notice of Guaranteed Delivery relating to the Old Notes, which is to be used to accept the exchange offer if certificates for Old Notes are not immediately available or time will not permit all required documents to reach the Exchange Agent for the exchange offer, HSBC Bank USA, National Association, prior to the expiration date or if the procedure for book-entry transfer cannot be completed on a timely basis; and

4. a form of letter which may be sent to your clients for whose account you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining your clients’ instructions with regard to the exchange offer.

      To participate in the exchange offer, a duly executed and properly completed Letter of Transmittal relating to the Old Notes (or facsimile of the Letter of Transmittal or Agent’s Message, as described in the Letter of Transmittal), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent, and certificates representing the Old Notes, or a timely confirmation of a book-entry transfer of the Old Notes, should be delivered to the Exchange Agent, all in accordance with the instructions in the Letter of Transmittal and the Prospectus.

      If a registered holder of Old Notes desires to tender, but his or her Old Notes are not immediately available, or time will not permit the holder’s Old Notes or other required documents to reach the Exchange Agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Notice of Guaranteed Delivery.

      Hawk will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Old Notes held by them as nominee or in a fiduciary capacity. Hawk will not make any payments to brokers, dealers, or others soliciting acceptances of the exchange offer. Holders of Old Notes will not be obligated to pay or cause to be paid any securities transfer taxes applicable to the exchange of Old Notes pursuant to the exchange offer.

      Any inquiries you have with respect to the exchange offer, or requests for additional copies of the enclosed materials, should be directed to the Exchange Agent at the address and telephone number on the front of the Letter of Transmittal.

Very truly yours,

HAWK CORPORATION

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF HAWK OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

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